Exhibit 99.1
TIMCO Aviation Services, Inc.

NEWS

Release:	October 3, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
Gil West, President and Chief Operating Officer
(336) 668-4410
TIMCO AVIATION SERVICES, INC. NAMES JAMES H. TATE
AS ITS EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER
AND CHIEF FINANCIAL OFFICER
Greensboro, North Carolina, October 3, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced the appointment of James H. Tate as its Executive Vice President, Chief Administrative Officer and Chief Financial Officer. Mr. Tate will oversee the Company’s financial, legal, human resources and information technologies functions.
Mr. Tate, age 58, has over 30 years of senior financial and managerial experience. Most recently, for more than 12 years, Mr. Tate was the Senior Vice President and Chief Financial Officer of Thermadyne Holdings Corporation, a global manufacturer of cutting and welding products headquartered in St. Louis, Missouri. Prior to joining Thermadyne in 1993, Mr. Tate was with Ernst & Young for more than 18 years, the last six as an audit partner.
Gil West, the Company’s President and Chief Operating Officer, stated: “We are very excited to have Jim join our senior management team. Jim brings to our organization invaluable managerial experience. We are confident that he will contribute significantly towards the improvement of our operations.”
Mr. Tate added: “I am very excited about joining the Company’s management. I believe that with the Company’s talent and our continued hard work, we will be successful in our efforts to continue our market leading position as one of the world’s largest independent providers of MRO services and to continue the growth of our business beyond our traditional airframe heavy maintenance services base.”
Mr. Tate has served on the Company’s Board of Directors since November 2004. He has resigned from the Board effective upon his joining the Company as a senior executive officer.
TIMCO Aviation Services, Inc. is among the world’s largest independent providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.

TIMCO Aviation Services names James H. Tate as its Executive Vice
President, Chief Administrative Officer and Chief Financial Officer	Page 2
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.